DENNY’S CORPORATION REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2021

SPARTANBURG, S.C., February 15, 2022 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its fourth quarter and full year ended December 29, 2021 and provided a business update on the Company’s operations.

John Miller, Chief Executive Officer, stated, "We have entered 2022 with a sense of renewed energy and excitement as several of our recently announced transformational brand initiatives are progressing. While the spread of the Omicron variant has caused some near-term volatility, our progress through the recovery curve validates our confidence for the ongoing success of this brand. Our dedicated franchisees and team continue to deliver a great experience to our guests in addition to sharing in our long-term vision to further propel this iconic brand forward."

Fourth Quarter 2021 Highlights

•Total operating revenue increased 34.4% to $107.6 million, primarily due to the COVID-19 recovery as compared to the prior year quarter.
•Domestic system-wide same-store sales** increased 0.7% compared to the equivalent fiscal period in 2019, including a 0.4% increase at domestic franchised restaurants and a 5.1% increase at company restaurants.
•Domestic system-wide same-store sales** increased 49.0% compared to the equivalent fiscal period in 2020.
•Opened seven franchised restaurants, including one international location.
•Completed seven remodels, including four franchised restaurants.
•Operating income (loss) was $62.6 million compared to ($1.1) million in the prior year quarter.
•Franchise Operating Margin* was $31.1 million, or 51.6% of franchise and license revenue, and Company Restaurant Operating Margin* was $7.0 million, or 14.8% of company restaurant sales.
•Net income was $43.5 million, or $0.67 per diluted share.
•Adjusted Net Income* and Adjusted Net Income Per Share* were $10.5 million and $0.16, respectively.
•Adjusted EBITDA* was $24.1 million compared to $8.0 million in the prior year quarter.
•Cash provided by (used in) operating, investing, and financing activities was $12.9 million, $31.9 million, and ($24.4) million, respectively.
•Adjusted Free Cash Flow* was $3.4 million compared to $2.1 million in the prior year quarter.

Full Year 2021 Highlights

•Total operating revenue increased 38.0% to $398.2 million, primarily due to the COVID-19 recovery as compared to the prior year.
•Domestic system-wide same-store sales** decreased 4.7% compared to 2019, including decreases of 4.8% at domestic franchised restaurants and 3.5% at company restaurants.
•Domestic system-wide same-store sales** increased 41.1% compared to 2020.
•Opened 20 franchised restaurants, including eight international locations.
•Completed nine remodels, including five franchised restaurants.
•Operating income was $104.1 million compared to $6.7 million in the prior year.
•Franchise Operating Margin* was $114.0 million, or 51.1% of franchise and license revenue, and Company Restaurant Operating Margin* was $28.1 million, or 16.0% of company restaurant sales.
•Net income was $78.1 million, or $1.19 per diluted share.
•Adjusted Net Income* and Adjusted Net Income Per Share* were $33.1 million and $0.50, respectively.
•Adjusted EBITDA* was $85.6 million compared to $26.6 million in the prior year.
•Cash provided by (used in) operating, investing, and financing activities was $76.2 million, $29.0 million, and ($78.5) million, respectively.
•Adjusted Free Cash Flow* was $40.8 million compared to $1.6 million in the prior year.

2021 Sales and Operating Hours

During the fourth quarter, October and November domestic system-wide same-store sales** returned to above pre-pandemic levels, with sales softening in December due to both holiday shifts and the increase in Omicron variant cases. The domestic system experienced improvement in restaurants operating 24/7 from the end of the third quarter to the end of the fourth quarter; however, labor availability continues to challenge effective operating hours.

In an effort to provide greater transparency due to the COVID-19 pandemic, Denny's is providing the following tables that present monthly results for 2021:

	Domestic System-Wide Same-Store Sales** Compared to 2019 Fiscal Periods
	Fiscal Year 2021: (5%)
	Q1: (20%)			Q2: (1%)			Q3: (0%)			Q4: 1%
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
System	(31%)	(25%)	(9%)	(2%)	(3%)	1%	3%	(2%)	(1%)	1%	4%	(2%)

24/7 Units	(20%)	(16%)	2%	11%	11%	14%	15%	9%	9%	10%	13%	7%
Limited Hour Units	(38%)	(32%)	(16%)	(11%)	(12%)	(8%)	(7%)	(10%)	(10%)	(9%)	(6%)	(11%)

	Domestic Units Hours of Operations
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
24/7 Hours	35%	35%	38%	38%	37%	38%	39%	40%	42%	45%	46%	48%
18 - 23 Hours	10%	12%	14%	14%	16%	16%	17%	18%	20%	26%	24%	24%
< than 18 Hours	55%	53%	48%	48%	47%	46%	44%	42%	38%	29%	30%	28%

Fourth Quarter Results

Denny’s total operating revenue increased 34.4% to $107.6 million compared to $80.1 million in the prior year quarter. Franchise and license revenue was $60.2 million compared to $47.2 million in the prior year quarter. Company restaurant sales were $47.4 million compared to $32.9 million in the prior year quarter. These changes were primarily due to dine-in restrictions related to the COVID-19 pandemic in the prior year quarter.

Franchise Operating Margin* was $31.1 million, or 51.6% of franchise and license revenue, compared to $21.4 million, or 45.2%, in the prior year quarter. This margin increase was primarily due to the improvement in sales performance at franchised restaurants.

Company Restaurant Operating Margin* was $7.0 million, or 14.8% of company restaurant sales, compared to $1.4 million, or 4.3%, in the prior year quarter. This margin increase was primarily due to the improvement in sales performance at company restaurants.

Total general and administrative expenses were $17.7 million, compared to $20.5 million in the prior year quarter. This change was primarily due to decreases in performance-based incentive compensation, share-based compensation expense and market valuation changes in the Company's deferred compensation plan liabilities compared to the prior year quarter. These decreases were partially offset by prior year quarter benefits of approximately $1.0 million in tax credits related to the CARES Act in addition to temporary cost reductions.

The provision for (benefit from) income taxes was $15.0 million, reflecting an effective tax rate of 25.7%, compared to ($0.1) million in the prior year quarter. Approximately $4.3 million in cash taxes were paid during the quarter.

Net income was $43.5 million, or $0.67 per diluted share, compared to $2.4 million, or $0.04 per diluted share, in the prior year quarter. This change in net income was primarily related to the sale of two parcels of real estate in the current year quarter. Adjusted Net Income (Loss)* per share was $0.16 compared to ($0.05) in the prior year quarter.

Denny’s ended the quarter with $182.7 million of total debt outstanding, including $170.0 million of borrowings under its credit facility.

Adjusted Free Cash Flow* and Capital Allocation

Denny’s generated $3.4 million of Adjusted Free Cash Flow* after investing $12.4 million in cash capital expenditures. The Company sold two parcels of real estate for approximately $49 million in December 2021 and approximately $10.4 million of those proceeds were used to acquire three parcels of real estate through a like-kind exchange transaction which is included in the Company's cash capital expenditures along with maintenance and remodel capital. The proceeds from these sales are excluded from Adjusted Free Cash Flow*.

In the fourth quarter, the Company allocated $24.0 million to share repurchases, resulting in $30.6 million allocated to share repurchases for the full year. Between the end of the fourth quarter and February 11, 2022, the Company allocated an additional $10.7 million to share repurchases resulting in approximately $207 million remaining under its existing repurchase authorization.

Strategic Brand Initiatives

The Company has recently begun implementing new strategic brand initiatives:

•The Company is progressing on its rollout of a new cloud-based restaurant technology platform and starting a new kitchen modernization initiative across the domestic system which is expected to enhance the guest experience and drive operational efficiencies.
•The Company has extended its remodel cycle from seven years to eight years and has rationalized the due dates to more equally distribute franchisee capital investments over this next remodel cycle.
•The Company has entered into a new development agreement with Reef Technology, the ghost-kitchen operator, that is designed to enable Denny's to penetrate markets in which the brand is currently underrepresented, especially dense metropolitan locations.
•Finally, the Company is creating additional opportunities for franchisees to capitalize on market rationalization opportunities with a new cash development incentive program.

Business Outlook

The following expectations for the fiscal first quarter of 2022 ending March 30, 2022 reflect management's expectations that the current economic environment will not change materially:

•Domestic system-wide same-store sales** increasing between 26% and 28% compared to 2021.
•Total general and administrative expenses between $17 million and $18 million, including approximately $4.0 million related to share-based compensation expense.
•Adjusted EBITDA* between $17 million and $19 million, including approximately $2.5 million related to cash payments for share-based compensation.

*    Please refer to the Reconciliation of Net Income (Loss), and Net Cash Provided by (Used In) Operating Activities to Non-GAAP Financial Measures, as well as the Reconciliation of Operating Income (Loss) to Non-GAAP Financial Measures included in the following tables. The Company is not able to reconcile the forward-looking non-GAAP estimates set forth above to their most directly comparable GAAP estimates without unreasonable efforts because it is unable to predict, forecast or determine the probable significance of the items impacting these estimates, including gains, losses and other charges, with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP estimates are not provided.

** Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open during the comparable periods noted. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, the Company's results as reported under GAAP.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the fourth quarter ended December 29, 2021 on its quarterly investor conference call today, Tuesday, February 15, 2022 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of December 29, 2021, Denny’s had 1,640 franchised, licensed, and company restaurants around the world including 153 restaurants in Canada, Puerto Rico, Mexico, the Philippines, New Zealand, Honduras, the United Arab Emirates, Costa Rica, Guam, Guatemala, El Salvador, Indonesia, and the United Kingdom. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

Cautionary Language Regarding Forward-Looking Statements

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements, which reflect management's best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, "will", and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the rapidly evolving COVID-19 pandemic and related containment measures, including the potential for further operational disruption from government mandates affecting restaurants; economic, public health, social and political conditions that impact consumer confidence and spending with respect to social unrest and the COVID-19 pandemic; competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2020 (and in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Hadas Streit, Allison+Partners
646-428-0629

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

($ in thousands)	12/29/21	12/30/20
Assets
Current assets
Cash and cash equivalents	$30,624	$3,892
Investments	2,551	2,272
Receivables, net	19,621	21,349
Inventories	5,060	1,181
Assets held for sale	—	1,125
Prepaid and other current assets	11,393	18,847
Total current assets	69,249	48,666
Property, net	91,176	86,154
Financing lease right-of-use assets, net	7,709	9,830
Operating lease right-of-use assets, net	128,727	139,534
Goodwill	36,884	36,884
Intangible assets, net	50,226	51,559
Deferred financing costs, net	2,971	2,414
Deferred income taxes, net	11,502	23,210
Other noncurrent assets	37,083	32,698
Total assets	$435,527	$430,949

Liabilities
Current liabilities
Current finance lease liabilities	$1,952	$1,839
Current operating lease liabilities	15,829	16,856
Accounts payable	15,595	12,021
Other current liabilities	64,146	46,462
Total current liabilities	97,522	77,178
Long-term liabilities
Long-term debt	170,000	210,000
Noncurrent finance lease liabilities	10,744	13,530
Noncurrent operating lease liabilities	126,296	137,534
Liability for insurance claims, less current portion	8,438	10,309
Other noncurrent liabilities	87,792	112,844
Total long-term liabilities	403,270	484,217
Total liabilities	500,792	561,395

Shareholders' deficit
Common stock	642	640
Paid-in capital	135,596	123,833
Deficit	(116,441)	(194,514)
Accumulated other comprehensive loss, net	(54,470)	(60,405)
Treasury stock	(30,592)	—
Total shareholders' deficit	(65,265)	(130,446)
Total liabilities and shareholders' deficit	$435,527	$430,949

Debt Balances
Credit facility revolver due 2026	$170,000	$210,000
Finance lease liabilities	12,696	15,369
Total debt	$182,696	$225,369

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter Ended
($ in thousands, except per share amounts)	12/29/21	12/30/20
Revenue:
Company restaurant sales	$47,406	$32,892
Franchise and license revenue	60,233	47,213
Total operating revenue	107,639	80,105
Costs of company restaurant sales, excluding depreciation and amortization	40,386	31,475
Costs of franchise and license revenue, excluding depreciation and amortization	29,178	25,861
General and administrative expenses	17,694	20,451
Depreciation and amortization	4,066	3,909
Operating (gains), losses and other charges, net	(46,309)	(511)
Total operating costs and expenses, net	45,015	81,185
Operating income (loss)	62,624	(1,080)
Interest expense, net	3,134	4,645
Other nonoperating expense (income), net	989	(8,022)
Income before income taxes	58,501	2,297
Provision for (benefit from) income taxes	15,046	(62)
Net income	$43,455	$2,359

Net income per share - basic	$0.67	$0.04
Net income per share - diluted	$0.67	$0.04

Basic weighted average shares outstanding	64,449	64,898
Diluted weighted average shares outstanding	64,870	65,467

Comprehensive income	$45,241	$3,159

General and Administrative Expenses
Corporate administrative expenses	$11,993	$9,833
Share-based compensation	3,390	5,976
Incentive compensation	1,617	3,046
Deferred compensation valuation adjustments	694	1,596
Total general and administrative expenses	$17,694	$20,451

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Fiscal Year Ended
($ in thousands, except per share amounts)	12/29/21	12/30/20
Revenue:
Company restaurant sales	$175,017	$118,160
Franchise and license revenue	223,157	170,445
Total operating revenue	398,174	288,605
Costs of company restaurant sales, excluding depreciation and amortization	146,932	114,569
Costs of franchise and license revenue, excluding depreciation and amortization	109,140	94,348
General and administrative expenses	68,686	55,040
Depreciation and amortization	15,446	16,161
Operating (gains), losses and other charges, net	(46,105)	1,808
Total operating costs and expenses, net	294,099	281,926
Operating income	104,075	6,679
Interest expense, net	15,148	17,965
Other nonoperating income, net	(15,176)	(4,171)
Income (loss) before income taxes	104,103	(7,115)
Provision for (benefit from) income taxes	26,030	(1,999)
Net income (loss)	$78,073	$(5,116)

Net income (loss) per share - basic	$1.20	$(0.08)
Net income (loss) per share - diluted	$1.19	$(0.08)

Basic weighted average shares outstanding	65,171	60,812
Diluted weighted average shares outstanding	65,573	60,812

Comprehensive income (loss)	$84,008	$(31,561)

General and Administrative Expenses
Corporate administrative expenses	$44,367	$41,135
Share-based compensation	13,602	7,948
Incentive compensation	8,628	4,351
Deferred compensation valuation adjustments	2,089	1,606
Total general and administrative expenses	$68,686	$55,040

DENNY’S CORPORATION
Reconciliation of Net Income (Loss) and Net Cash Provided by (Used in) Operating Activities to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to U.S. generally accepted accounting principles (GAAP) measures, certain non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance and liquidity on a period-to-period basis. The Company uses Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including incentive compensation for certain employees. Adjusted EBITDA is also used in the calculation of financial covenant ratios in accordance with the Company’s credit facility. Adjusted Free Cash Flow is also used as a non-GAAP liquidity measure by Management to assess the Company’s ability to generate cash and plan for future operating and capital actions. Management believes that the presentation of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share and Adjusted Free Cash Flow provide useful information to investors and analysts about the Company’s operating results, financial condition or cash flows. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income (loss), net income (loss), net income (loss) per share, net cash provided by (used in) operating activities, or other financial performance and liquidity measures prepared in accordance with GAAP.

	Quarter Ended		Fiscal Year Ended
($ in thousands)	12/29/21	12/30/20	12/29/21	12/30/20
Net income (loss)	$43,455	$2,359	$78,073	$(5,116)
Provision for (benefit from) income taxes	15,046	(62)	26,030	(1,999)
Operating (gains), losses and other charges, net	(46,309)	(511)	(46,105)	1,808
Other nonoperating expense (income), net	989	(8,022)	(15,176)	(4,171)
Share-based compensation expense	3,390	5,976	13,602	7,948
Deferred compensation plan valuation adjustments	694	1,596	2,089	1,606
Interest expense, net	3,134	4,645	15,148	17,965
Depreciation and amortization	4,066	3,909	15,446	16,161
Cash payments for restructuring charges and exit costs	(219)	(575)	(1,767)	(2,981)
Cash payments for share-based compensation	(193)	(1,354)	(1,758)	(4,578)
Adjusted EBITDA	$24,053	$7,961	$85,582	$26,643

DENNY’S CORPORATION
Reconciliation of Net Income (Loss) and Net Cash Provided by (Used in) Operating Activities to Non-GAAP Financial Measures Continued
(Unaudited)
	Quarter Ended		Fiscal Year Ended
($ in thousands)	12/29/21	12/30/20	12/29/21	12/30/20
Net cash provided by (used in) operating activities	$12,944	$8,473	$76,173	$(3,137)
Capital expenditures	(2,034)	(1,486)	(7,355)	(6,962)
Acquisitions of real estate	(10,369)	—	(10,369)	—
Cash payments for restructuring charges and exit costs	(219)	(575)	(1,767)	(2,981)
Cash payments for share-based compensation	(193)	(1,354)	(1,758)	(4,578)
Deferred compensation plan valuation adjustments	694	1,596	2,089	1,606
Other nonoperating expense (income), net	989	(8,022)	(15,176)	(4,171)
Gains (losses) on investments	(32)	6	(21)	123
Gains (losses) on early termination of debt and leases	471	(181)	523	(224)
Amortization of deferred financing costs	(159)	(285)	(1,105)	(876)
Gains (losses) and amortization on interest rate swap derivatives, net	(2,142)	6,349	12,629	2,164
Interest expense, net	3,134	4,645	15,148	17,965
Cash interest expense, net (1)	(3,916)	(4,912)	(17,152)	(18,047)
Deferred income tax expense	(10,384)	(6,486)	(14,097)	(3,981)
Decrease in tax valuation allowance	5,031	3,041	5,031	3,041
Provision for (benefit from) income taxes	15,046	(62)	26,030	(1,999)
Income taxes (paid) received, net	(4,304)	539	(9,942)	(6)
Changes in operating assets and liabilities
Receivables	2,809	1,087	(1,373)	(6,378)
Inventories	3,830	164	3,879	(101)
Other current assets	(3,158)	7	(7,454)	3,872
Other noncurrent assets	860	2,290	1,881	1,816
Operating lease assets and liabilities	371	387	1,521	(844)
Accounts payable	(248)	2,142	(6,608)	10,682
Accrued payroll	(1,651)	(5,904)	(3,113)	2,835
Accrued taxes	1,570	1,745	317	774
Other accrued liabilities	(6,794)	(987)	(12,684)	5,525
Other noncurrent liabilities	1,284	(115)	5,517	5,510
Adjusted Free Cash Flow	$3,430	$2,102	$40,764	$1,628

(1)	Includes cash interest expense, net and cash payments of approximately $0.9 million and $3.3 million for dedesignated interest rate swap derivatives for the quarter and year ended December 29, 2021, respectively. Includes cash interest expense, net and cash payments of approximately $0.8 million and $1.9 million for dedesignated interest rate swap derivatives for the quarter and year ended December 30, 2020, respectively.

DENNY’S CORPORATION
Reconciliation of Net Income (Loss) and Net Cash Provided by (Used in) Operating Activities to Non-GAAP Financial Measures Continued
(Unaudited)
	Quarter Ended		Fiscal Year Ended
($ in thousands, except per share amounts)	12/29/21	12/30/20	12/29/21	12/30/20
Adjusted EBITDA	$24,053	$7,961	$85,582	$26,643
Cash interest expense, net (1)	(3,916)	(4,912)	(17,152)	(18,047)
Cash (paid) received for income taxes, net	(4,304)	539	(9,942)	(6)
Cash paid for capital expenditures and real estate acquisitions	(12,403)	(1,486)	(17,724)	(6,962)
Adjusted Free Cash Flow	$3,430	$2,102	$40,764	$1,628

Net income (loss)	$43,455	$2,359	$78,073	$(5,116)
(Gains) losses and amortization on interest rate swap derivatives, net	2,142	(6,349)	(12,629)	(2,164)
Gains on sales of assets and other, net	(46,722)	(2,418)	(47,822)	(4,678)
Impairment charges	442	1,564	442	4,083
Tax effect (2)	11,177	1,848	15,002	706
Adjusted Net Income (Loss)	$10,494	$(2,996)	$33,066	$(7,169)

Diluted weighted average shares outstanding	64,870	64,898	65,573	60,812

Net Income (Loss) Per Share - Diluted	$0.67	$0.04	$1.19	$(0.08)
Adjustments Per Share	$(0.51)	$(0.09)	$(0.69)	$(0.04)
Adjusted Net Income (Loss) Per Share	$0.16	$(0.05)	$0.50	$(0.12)

(1)	Includes cash interest expense, net and cash payments of approximately $0.9 million and $3.3 million for dedesignated interest rate swap derivatives for the quarter and year ended December 29, 2021, respectively. Includes cash interest expense, net and cash payments of approximately $0.8 million and $1.9 million for dedesignated interest rate swap derivatives for the quarter and year ended December 30, 2020, respectively.
(2)	Tax adjustments for the quarter and year ended December 29, 2021 reflect an effective tax rate of 25.3% and 25.0%, respectively. Tax adjustments for the quarter and year ended December 30, 2020 reflect an effective tax rate of 25.7% and 25.6%, respectively.

DENNY’S CORPORATION
Reconciliation of Operating Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of restaurant-level operating efficiency and performance of ongoing restaurant-level operations. The Company uses Restaurant-level Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin internally as performance measures for planning purposes, including the preparation of annual operating budgets, and these three non-GAAP measures are used to evaluate operating effectiveness.

The Company defines Restaurant-level Operating Margin as operating income (loss) excluding the following three items: general and administrative expenses, depreciation and amortization, and operating (gains), losses and other charges, net. Restaurant-level Operating Margin is presented as a percent of total operating revenue. The Company excludes general and administrative expenses, which include primarily non-restaurant-level costs associated with support of company and franchised restaurants and other activities at their corporate office. The Company excludes depreciation and amortization expense, substantially all of which is related to company restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlays for the restaurants. The Company excludes special items, included within operating (gains), losses and other charges, net, to provide investors with a clearer perspective of its ongoing operating performance and a more relevant comparison to prior period results.

Restaurant-level Operating Margin is the total of Company Restaurant Operating Margin and Franchise Operating Margin. The Company defines Company Restaurant Operating Margin as company restaurant sales less costs of company restaurant sales (which include product costs, company restaurant level payroll and benefits, occupancy costs, and other operating costs including utilities, repairs and maintenance, marketing and other expenses) and presents it as a percent of company restaurant sales. The Company defines Franchise Operating Margin as franchise and license revenue (which includes franchise royalties and other non-food and beverage revenue streams such as initial franchise fees, advertising revenue and occupancy revenue) less costs of franchise and license revenue and presents it as a percent of franchise and license revenue.

These non-GAAP financial measures provide a meaningful comparison between periods and enable investors to focus on the performance of restaurant-level operations by excluding revenues and costs unrelated to food and beverage sales in addition to corporate general and administrative expense, depreciation and amortization, and operating (gains), losses and other charges, net. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income (loss), net income (loss) or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles. Restaurant-level Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin do not accrue directly to the benefit of shareholders because of the aforementioned excluded items, and are not indicative of the overall results for the Company.

	Quarter Ended		Fiscal Year Ended
($ in thousands)	12/29/21	12/30/20	12/29/21	12/30/20
Operating income (loss)	$62,624	$(1,080)	$104,075	$6,679
General and administrative expenses	17,694	20,451	68,686	55,040
Depreciation and amortization	4,066	3,909	15,446	16,161
Operating (gains), losses and other charges, net	(46,309)	(511)	(46,105)	1,808
Restaurant-level Operating Margin	$38,075	$22,769	$142,102	$79,688

Restaurant-level Operating Margin consists of:
Company Restaurant Operating Margin (1)	$7,020	$1,417	$28,085	$3,591
Franchise Operating Margin (2)	31,055	21,352	114,017	76,097
Restaurant-level Operating Margin	$38,075	$22,769	$142,102	$79,688

(1)	Company Restaurant Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges, net; and costs of franchise and license revenue; less franchise and license revenue.
(2)	Franchise Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges, net; and costs of company restaurant sales; less company restaurant sales.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
($ in thousands)	12/29/21		12/30/20
Company restaurant operations: (1)
Company restaurant sales	$47,406	100.0%	$32,892	100.0%
Costs of company restaurant sales:
Product costs	11,833	25.0%	8,275	25.2%
Payroll and benefits	17,998	38.0%	14,614	44.4%
Occupancy	2,955	6.2%	2,712	8.2%
Other operating costs:
Utilities	1,539	3.2%	1,333	4.1%
Repairs and maintenance	853	1.8%	680	2.1%
Marketing	1,023	2.2%	1,133	3.4%
Other direct costs	4,185	8.8%	2,728	8.3%
Total costs of company restaurant sales	$40,386	85.2%	$31,475	95.7%
Company restaurant operating margin (non-GAAP) (2)	$7,020	14.8%	$1,417	4.3%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$28,128	46.7%	$19,039	40.3%
Advertising revenue	19,031	31.6%	15,060	31.9%
Initial and other fees	2,663	4.4%	2,399	5.1%
Occupancy revenue	10,411	17.3%	10,715	22.7%
Total franchise and license revenue	$60,233	100.0%	$47,213	100.0%

Costs of franchise and license revenue:
Advertising costs	$19,030	31.6%	$15,060	31.9%
Occupancy costs	6,374	10.6%	6,636	14.1%
Other direct costs	3,774	6.3%	4,165	8.8%
Total costs of franchise and license revenue	$29,178	48.4%	$25,861	54.8%
Franchise operating margin (non-GAAP) (2)	$31,055	51.6%	$21,352	45.2%

Total operating revenue (4)	$107,639	100.0%	$80,105	100.0%
Total costs of operating revenue (4)	69,564	64.6%	57,336	71.6%
Restaurant-level operating margin (non-GAAP) (4)(2)	$38,075	35.4%	$22,769	28.4%

Other operating expenses: (4)(2)
General and administrative expenses	$17,694	16.4%	$20,451	25.5%
Depreciation and amortization	4,066	3.8%	3,909	4.9%
Operating (gains), losses and other charges, net	(46,309)	(43.0)%	(511)	(0.6)%
Total other operating expenses (income)	$(24,549)	(22.8)%	$23,849	29.8%

Operating income (loss) (4)	$62,624	58.2%	$(1,080)	(1.3)%

(1)		As a percentage of company restaurant sales.
(2)		Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income (loss), net income (loss) or other financial measures prepared in accordance with U.S. generally accepted accounting principles.
(3)		As a percentage of franchise and license revenue.
(4)		As a percentage of total operating revenue.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Fiscal Year Ended
($ in thousands)	12/29/21		12/30/20
Company restaurant operations: (1)
Company restaurant sales	$175,017	100.0%	$118,160	100.0%
Costs of company restaurant sales:
Product costs	42,982	24.6%	29,816	25.2%
Payroll and benefits	65,337	37.3%	51,684	43.7%
Occupancy	11,662	6.7%	11,241	9.5%
Other operating costs:
Utilities	5,814	3.3%	5,148	4.4%
Repairs and maintenance	2,743	1.6%	2,608	2.2%
Marketing	4,594	2.6%	3,904	3.3%
Other direct costs	13,800	7.9%	10,168	8.6%
Total costs of company restaurant sales	$146,932	84.0%	$114,569	97.0%
Company restaurant operating margin (non-GAAP) (2)	$28,085	16.0%	$3,591	3.0%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$103,425	46.4%	$67,501	39.6%
Advertising revenue	69,957	31.3%	53,745	31.5%
Initial and other fees	8,009	3.6%	7,332	4.3%
Occupancy revenue	41,766	18.7%	41,867	24.6%
Total franchise and license revenue	$223,157	100.0%	$170,445	100.0%

Costs of franchise and license revenue:
Advertising costs	$69,957	31.3%	$53,745	31.5%
Occupancy costs	26,237	11.8%	26,732	15.7%
Other direct costs	12,946	5.8%	13,871	8.1%
Total costs of franchise and license revenue	$109,140	48.9%	$94,348	55.4%
Franchise operating margin (non-GAAP) (2)	$114,017	51.1%	$76,097	44.6%

Total operating revenue (4)	$398,174	100.0%	$288,605	100.0%
Total costs of operating revenue (4)	256,072	64.3%	208,917	72.4%
Restaurant-level operating margin (non-GAAP) (4)(2)	$142,102	35.7%	$79,688	27.6%

Other operating expenses: (4)(2)
General and administrative expenses	$68,686	17.3%	$55,040	19.1%
Depreciation and amortization	15,446	3.9%	16,161	5.6%
Operating (gains), losses and other charges, net	(46,105)	(11.6)%	1,808	0.6%
Total other operating expenses	$38,027	9.6%	$73,009	25.3%

Operating income (4)	$104,075	26.1%	$6,679	2.3%

(1)		As a percentage of company restaurant sales.
(2)		Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margin should be considered as a supplement to, not as a substitute for, operating income (loss), net income (loss) or other financial measures prepared in accordance with U.S. generally accepted accounting principles.
(3)		As a percentage of franchise and license revenue.
(4)		As a percentage of total operating revenue.

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Changes in Same-Store Sales (1) vs. 2019	Quarter Ended		Fiscal Year Ended
(Increase (decrease))	12/29/21		12/29/21
Company Restaurants	5.1%		(3.5)%
Domestic Franchised Restaurants	0.4%		(4.8)%
Domestic System-wide Restaurants	0.7%		(4.7)%

Changes in Same-Store Sales (1) vs. Prior Year	Quarter Ended		Fiscal Year Ended
(Increase (decrease))	12/29/21	12/30/20	12/29/21	12/30/20
Company Restaurants	58.6%	(34.9)%	55.3%	(36.7)%
Domestic Franchised Restaurants	48.3%	(32.8)%	40.1%	(30.9)%
Domestic System-wide Restaurants	49.0%	(32.9)%	41.1%	(31.4)%

Average Unit Sales	Quarter Ended		Fiscal Year Ended
($ in thousands)	12/29/21	12/30/20	12/29/21	12/30/20
Company Restaurants	$735	$499	$2,709	$1,812
Franchised Restaurants	$431	$314	$1,597	$1,181

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units September 29, 2021	65	1,582	1,647
Units Opened	—	7	7
Units Closed	—	(14)	(14)
Net Change	—	(7)	(7)
Ending Units December 29, 2021	65	1,575	1,640

Equivalent Units
Fourth Quarter 2021	64	1,580	1,644
Fourth Quarter 2020	66	1,594	1,660
Net Change	(2)	(14)	(16)

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 30, 2020	65	1,585	1,650
Units Opened	—	20	20
Units Closed	—	(30)	(30)
Net Change	—	(10)	(10)
Ending Units December 29, 2021	65	1,575	1,640

Equivalent Units
Year-to-Date 2021	65	1,581	1,646
Year-to-Date 2020	65	1,614	1,679
Net Change	—	(33)	(33)

(1)	Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open during the comparable periods noted. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, the Company's results as reported under GAAP.